Exhibit 99.1

Schick Technologies Reports Fiscal 2006 First Quarter Results

• Net Revenues Increase 44%

• Net Income Increases 102%

LONG ISLAND CITY, N.Y., August 9, 2005 -- Schick Technologies, Inc. (OTC BB: SCHK) today announced revenues for the first fiscal quarter ended June 30, 2005 increased 44% to $15.7 million compared to $10.9 million for the same period last year. Income from operations (which does not include interest income and income taxes) was $5.7 million for the quarter, an increase of 83%, compared to $3.1 million for the first quarter of fiscal 2005.

Net income for the first quarter increased 102% to $3.6 million, or $0.21 per diluted share, as compared to $1.8 million, or $0.10 per diluted share, for the same period of the prior year.

At June, 2005, the Company had $45.2 million in cash and cash equivalents and $51.0 million in working capital, as compared to $39.7 million in cash and cash equivalents and $47.1 million in working capital at March 31, 2005.

Jeffrey T. Slovin, President and Chief Executive Officer, commented, “We are pleased to report another successful quarter with continued strength in our top and bottom lines. The demand by dental professionals for our innovative CDR products, including our recently introduced CDR PanX product, continues to drive significant revenue growth. During the quarter our gross margins were 70% and operating margins 36%. Our Company was also strengthened by two significant developments, namely, our settlement with the SEC, fully resolving all of the claims asserted against the Company in the SEC's civil action; and the extension, through December 31, 2007, of our exclusive distribution agreement with Patterson. We are delighted with our strong results and look forward to maintaining our leadership in the dental digital radiography market.”

Schick Technologies, Inc. Conference Call Information:

Schick Technologies, Inc. will hold its quarterly conference call on Tuesday, August 9, 2005 at 10:00 a.m. ET. To access the call, please dial 888-396-2384 (domestic) or 617-847-8711 (international), and enter passcode # 28748855. This conference call will be broadcast live on the Internet at www.fulldisclosure.com and www.streetevents.com. An audio digital replay of the call will be available two hours after the call on August 9, 2005, at approximately 12:00 p.m. ET until August 16, 2005, by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using confirmation code # 12867127. A web archive will be available for 30 days at www.fulldisclosure.com and www.streetevents.com.The Company's earnings release, which is expected to be issued on August 9, 2005, and any other financial and statistical information disclosed by the Registrant during the conference call will be available in the "Investors" section of Registrant's web site at www.schicktech.com.

About Schick Technologies, Inc.

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company's products, which are based on proprietary digital imaging technologies, create instant high- resolution radiographs and offer significant advantages over conventional x- ray devices.

The Company's beliefs as to any information in this announcement which is not historical, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of Schick Technologies' products, the Company's dependence on an exclusive North American distributor, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, fluctuation in results, Nasdaq relisting, seasonality and other risks and uncertainties including those detailed in the Company's filings with the Securities and Exchange Commission.

Schick Technologies, Inc. and Subsidiary
Consolidated Statements of Income
(In thousands, except share and per share amounts)

	Three months ended June 30,
	2005	2004
Revenue, net	$ 15,683	$ 10,881

Cost of sales	4,699	3,209

Gross profit	10,984	7,672

Operating expenses:
Selling and marketing	2,326	1,456
General and administrative	1,815	1,985
Research and development	1,125	1,112

Total operating costs	5,266	4,553

Income from operations	5,718	3,119

Other income
Interest income	251	93

Total other income (expense)	251	93

Income before income taxes	5,969	3,212

Provision for income taxes	2,337	1,413

Net income	$ 3,632	$ 1,799

Basic earnings per share	$ 0.23	$ 0.12

Diluted earnings per share	$ 0.21	$ 0.10

Weighted average common shares (basic)	16,035,862	15,027,703

Weighted average common shares (diluted)	17,701,617	17,209,736

Schick Technologies, Inc. and Subsidiary
Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30,	March 31,
	2005
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$45,249	$39,725
Accounts receivable, net of allowance for doubtful accounts of $57	6,072	5,663
Inventories	3,785	3,545
Prepayments and other current assets	558	780
Deferred income taxes	5,084	5,681

Total current assets	60,748	55,394

Equipment, net	1,330	1,317
Goodwill	266	266
Deferred income taxes	284	270
Other assets	292	287

Total assets	$62,920	$57,534

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,347	$1,903
Accrued salaries and commissions	1,030	1,590
Income taxes payable	1,561	—
Deposits from customers	26	30
Warranty obligations	507	446
Deferred revenue	4,239	4,316

Total current liabilities	9,710	8,285

Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock ($0.01 par value; 2,500,000 shares authorized; none
issued and outstanding)	—	—
Common stock ($0.01 par value; 50,000,000 shares authorized:
16,046,394 and 16,034,230 shares issued and outstanding,
respectively)	160	160
Additional paid-in capital	47,094	46,765
Retained Earnings	5,956	2,324

Total stockholders’ equity	53,210	49,249

Total liabilities and stockholders’ equity	$62,920	$57,534

Contact: Kevin McGrath, Cameron Associates, 212-245-4577
Kevin@cameronassoc.com